Exhibit 99.1

China Jo-Jo Drugstores Announces Fiscal Year 2014 Financial Results

HANGZHOU, China, June 27, 2014 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (the "Company"), a retail and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China, today announced earnings results for the fiscal year ("FY") ended March 31, 2014.

FY 2014 Highlights:

•	Online sales contributed $7.6 million in revenue in FY 2014, an increase of 148.1% from FY 2013
•	Retail sales, which accounted for approximately 72.0% of total revenue for FY 2014, increased by $6.9 million, or 17.0%, to $47.7 million from FY 2013
•	Wholesale, which accounted for approximately 28.0% of total revenue for FY 2014, decreased to $18.5 million from $46.2 million in FY 2013
•	Gross margin decreased year over year from 16.4% to 8.7%
•	Net loss was $25.4 million, and diluted EPS loss was $1.83

The Company's drugstore sales increased slightly in FY 2014, primarily due to an increase in same-store sales and revenues from the growth of stores that were established over the last few years. Going forward, the Company will continue to focus on its competitive advantages in the retail drugstore segment by hiring additional clinic staff to better advise on drug selection, establishing additional clinics next to its drugstores, applying for government insurance for all of its stores, and stocking each location to better cater to its neighborhood. Nevertheless, retail profit margin in FY 2014 decreased from FY 2013, as the Company was promoting sales via discounts such as buy-one-get-one-free promotions. In addition, to commemorate the pharmacy's ten-year anniversary, the Company rewarded its members with coupons and goods. Although doing so significantly increased marketing expenses and operating losses, the Company believes it will strengthen its membership loyalty in the long run.

The Company's online sales continued to grow dramatically in FY 2014, reflecting its efforts in collaborating with large business-to-consumer vendors, identifying products suitable for online customers, and controlling the costs of conducting e-commerce business. The Company also plans to implement the O2O drug sales model, which provides deliveries to customers from the Company's local stores within a few hours of an online purchase. As online shopping becomes more widely accepted and the Company's sales and technical team gains more experience in finding potential customers and suitable products, the Company's management, expects an explosive expansion of the Company's online pharmacy sales in the near future.

During FY 2014, the Company experienced significant losses due to several reasons, which include non-recurring promotional activities and membership rewards for the pharmacy's ten-year anniversary; reserves on the Company's accounts receivable and advances to suppliers from its wholesale business; several asset impairments as a result of the unprofitable performance of its wholesale business, agricultural cultivation, and healthcare center; and discounted sales in its wholesale division. All five stores in Shanghai ceased operations in FY 2014, while only one new store was opened in Hangzhou in June 2014.

Mr. Lei Liu, the Company's Chairman and CEO, speaking in depth about the Company's losses, stated, "Since a new sales and management team was transitioning into operating our wholesale business, our regular wholesale business declined in FY 2014. As the prior team gradually withdrew, we lost certain customer and supplier relationships that were cultivated through members of the prior team. In response, we settled certain prepayment accounts with those suppliers by either returning their products or paying them cash. Because some of the products were specifically for discontinued customers, we decided not to continue putting significant efforts in marketing such products and sold them at discount prices. While this affected our short-term profitability, I believe that doing so has minimized further losses and freed up storage space that our new team may require. In addition, the new team will not have to manage prior accounts of the discontinued suppliers; this allows us to better track the new team's performance. As such sales are non-recurring in nature, we expect our gross margin to recover and net loss to decline in the future."

Looking forward to the upcoming year, Mr. Liu concluded that "for FY 2015, we are looking to stabilize and grow our revenue primarily through our retail operations and online pharmacy, and we will continue our wholesale operations with an eye on bottom line results."

Balance Sheet Highlights

As of March 31, 2014, the Company had $4.4 million in cash, $45.9 million in total assets, and $31.5 million in total liabilities.

FY 2014 Results

Comparison of years ended March 31, 2014 and 2013

The following table summarizes our results of operations for the years ended March 31, 2014 and 2013:

	Years Ended March 31,
	2014			2013
	Amount	Percentage of total revenue		Amount	Percentage of total revenue
Revenues	$66,154,587	100.0%		$89,495,546	100.0%
Gross profit	$5,727,486	8.7%		$14,634,993	16.4%
Selling expenses	$13,688,771	20.7%		$12,216,984	13.7%
General and administrative expenses	$11,268,857	17.0%		$15,000,364	16.8%
Loss from operations	$(19,230,142)	(29.1	) %	$(12,582,355)	(14.1	) %
Other income (expense)	$(8,412)	0.0%		$56,428	0.1%
Impairment of long-lived assets	$(4,995,012)	(7.6	) %	$-	0.0%
Impairment of goodwill	$-	0.0%		$(1,473,606)	(1.6	) %
Impairment of agricultural inventory	$(820,637)	(1.2	) %	$-	0.0%
Changes in fair value of purchase option derivative and warrants liability	$(257,097)	(0.4	) %	$18,810	0.0%
Income tax expenses	$44,870	0.1%		$353,802	0.4%
Net loss attributable to controlling interest	$(25,356,136)	(38.3	) %	$(14,333,731)	(16.0	) %
Net loss attributable to noncontrolling interest	(34)	0.0%		(794)	0.0%

Revenue

Despite the expansion of our retail business, revenue decreased by $23,340,959 or 26.1% for the year ended March 31, 2014, as compared to the previous fiscal year, primarily due to a decrease in our wholesale business and herb farming business. The following table breaks down the revenue for our three business segments for the years ended March 31, 2014 and 2013:

	Years ended March 31,
	2014		2013
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$40,096,781	60.6%	$37,678,835	42.1%	$2,417,946	6.4%
Revenue from online sales	7,560,135	11.4%	3,047,245	3.4%	4,512,890	148.1%
Sub-total of retail revenue	47,656,916	72.0%	40,726,080	45.5%	6,930,836	17.0%

Revenue from wholesale business	18,497,671	28.0%	46,235,086	51.7%	(27,737,415)	(60.0)%
Revenue from herb farming business	-	-%	2,534,380	2.8%	(2,534,380)	(100.0)%
Total revenue	$66,154,587	100.0%	$89,495,546	100.0%	$(23,340,959)	(26.1)%

Retail sales, which accounted for approximately 72.0% of total revenue for the year ended March 31, 2014, increased by $6,930,836, or 17.0%, to $47,656,916. Same-store sales increased by approximately $1,808,289, or 5.0%, while new stores and online sales collectively contributed approximately $7,723,632 in revenue. The increase in same-store sales reflects the implementation of key drugstore operational strategies such as promoting sales through our doctors and clinics, stricter internal staff assessments that stimulate sales, increased adaptability to community demand, modest economic improvements in China, and promotional activities and advertising related to Jiuzhou Pharmacy's ten-year anniversary. We expect same-store sales will keep growing in the near future. Sales attributable to our clinics and from two new stores in Hangzhou contributed approximately $1,150,000 and $160,000 to revenue, respectively, for the year ended March 31, 2014. On the other hand, we ceased operation of five stores in Shanghai in February 2014 due to their continuous loss. All Shanghai subsidiaries, with the exception of Shanghai Lydia, have canceled their SAIC registration. Although these stores were underperforming, they contributed approximately $1,270,000 in revenue prior to their closures during the year ended March 31, 2014. Our store count decreased to 48 as of March 31, 2014, from 51 as of March 31, 2013. Online sales increased by $4,512,890, or 148.1%, for the year ended March 31, 2014, as compared to the year ended March 31, 2013. We have been working with business-to-consumer online vendors, including Taobao, by posting our products on their online platforms, which platforms direct customers back to our website. Such arrangements have exposed our online presence to a wider consumer base. In addition, since the beginning of calendar year 2013, we have spent considerable efforts identifying popular products that can drive sales. As a result, we have seen steady growth in online sales.

Wholesale revenue decreased by $27,737,415 or 60.0% primarily as a result of changing our sales strategy to focus on profitability. Since the third quarter of the year ended March 31, 2013, we have gradually reduced sales of low-profit margin products to certain customers who were delinquent in their payments to us. These types of sales accounted for a significant portion of our wholesale business in the first half of fiscal 2013. In the first and second quarter of fiscal 2013, we achieved sales volume of approximately $37,535,949 through competitive pricing. However, we incurred losses as result of low profit margins and rising overhead costs. Additionally, we had to make significant reserves against accounts receivable that were significantly past due. Since the third quarter of the year ended March 31, 2013, we have gradually stopped carrying these types of sales and are focusing on profitability and accounts receivable collectability over sales volume. Although this strategy may impact our ability to achieve first-tier distributor status, we believe that focusing on profitability and accounts collectability rather than sales volume is critical for our overall operations going forward. In order to bring in new profitable wholesale business such as supply to hospitals, and to support our long-term development, in August 2013, our management and sales team departed the Company. As a result, a new management and sales team, which has over twenty years of industry experience in wholesale pharmaceutical distribution, was brought into our pharmaceutical distribution operations to explore expansion into more lucrative wholesale sales channels, such as hospitals. As the previous team was transitioned out, certain customers and suppliers chose to discontinue doing business with us. As a result, we settled certain prepayment accounts with the withdrawing suppliers with either their products or cash. Revenue from discounted sales is approximately $0.7 million for the year ended March 31, 2014. Excluding the impact from such discounted sales, our regular wholesale revenue during the year ended March 31, 2014 decreased by approximately $20 million as compared to the year ended March 31, 2013. Since the new team members have been focusing on assuming control of all facets of our wholesale operations since the third quarter of fiscal 2014, they have been unable to make significant progress. Additionally, considerable efforts and time have been expended on working with the previous team on settling certain accounts and inventory. Until the new sales and management team develops and establishes a new customer base, we do not expect our wholesale business to expand in the immediate future.

Sales from our herb farming business are $0 for the year ended March 31, 2014, as compared to $2,534,380 for the year ended March 31, 2013. We planted Ginkgo and maidenhair trees during the year ended March 31, 2013; A Ginkgo tree may have a growth period of up to twenty years before it is mature enough to harvest. Usually, the longer it grows, the more valuable it becomes. We plan to continue cultivating the trees in order to maximize their market value in the future. During the year ended March 31, 2014, we did not plant any other herbs that were ready to be harvested as of March 31, 2014. We anticipate that we will continue growing trees and start cultivating other herbs in the upcoming fiscal year.

Gross Profit

Gross profit decreased by $8,907,507, or 60.9%, in the year ended March 31, 2014, as compared to the previous fiscal year, as a result of a substantial decline in our wholesale business.  Gross margin also decreased, from 16.4% for the year ended March 31, 2013 to 8.7% for the year ended March 31, 2014, as a result of lower retail and wholesale profit margins.  The average gross margin for each of our three business segments for the years ended March 31, 2014 and 2013 are as follows:

	Years ended
	March 31,
	2014	2013
Retail business	16.2%	24.4%
Wholesale business	(10.7)%	5.2%
Herb farming business	N/A	91.2%

Retail gross margin decreased primarily due to lower sale prices caused by strong market competition, the promotional campaign commemorating our ten-year anniversary, and store sales related to the closure of our Shanghai drugstores. The China Food and Drug Administration (the "CFDA") enacted a series of drug retail price controls during the year ended March 31, 2014. Although most of our drug prices are below the price limit, we adjust our prices from time to time to be competitive in the market. Furthermore, local community hospitals in Zhejiang Province sell drugs included in China's "Essential Drug List" at cost. In turn, local governments reimburse community hospitals with subsidies. Confronted with low or no profit margin sales and government subsidies, we were faced with the choice to either abandon sales of essential drugs or maintain low or no profit margins in order to attract customers. Sale of drugs listed in "Essential Drug List" amounts to approximately $5.7 million in fiscal 2014. To reward our members for their loyalty and to attract more customers in a competitive market, we conducted promotional events such as "buy-one-get-one-free" sales in the second and third quarters of the year ended March 31, 2014. Accordingly, we recorded approximately $487,000 in the cost of sales associated with such promotions.

Furthermore, since we were unable to attract local talent and create a key management team to fit into Shanghai local market, our Shanghai stores incurred continuous losses since their inception. Due to their underperformance, we ceased operation of all five drugstores in Shanghai in February 2014. As a result, we discontinued further business with the majority of Shanghai stores' local vendors, and they have not allowed us to return products to them. Furthermore, based on Good Supplier Practice ("GSP") requirements, we are not permitted to ship drugs from one Provincial Drug Administration Control Zone to another for resale. Since Hangzhou and Shanghai are under different local Drug Administration Control Zones, we were unable to ship the unsold inventory back to our Hangzhou stores for resale. Thus, we sold our remaining products to local communities at lower prices. During the sale, we sold products worth approximately $0.99 million for approximately $0.08 million.

Excluding the effects of such customer rewards and store closure sales, gross margin is approximately 19.4% for the year ended March 31, 2014, 5.0% lower than for the year ended March 31, 2013, which reflects price adjustments made by us. Wholesale gross margin decreased in the second half of the year ended March 31, 2014, primarily due to the discounted sales of certain products that our new wholesale team decided not to continue expending significant efforts to sell in the future.

Moreover, we have been transitioning in a new sales and management team for Jiuxin Medicine since the third quarter of the year ended March 31, 2014. As the prior team gradually withdrew, certain customers and suppliers that worked with that team also chose to discontinue their business with us.  In response, we settled certain prepayment accounts with the withdrawing suppliers and receivables from discontinued customers by either receiving their merchandise or a refund of cash. We received approximately $6.7 million in products delivered during the second half of the year. However, because some of the products were specifically tailored for customers that discontinued business with us, the new team decided not to continue expending significant efforts to sell them, and began selling them at a discount in an effort to reduce inventory from our warehouse. We believe that such sales, while affecting our short-term profitability, may minimize further loss and free up storage space that the new team may require. In addition, such sales free the new team from dealing with the old accounts of the discontinued suppliers, which in turn allows us to better track the performance of the new team.  Nevertheless, the recorded cost related to such discounted sales amounted to approximately $2,065,000, while the sales revenue was approximately $545,836.   On the other hand, certain wholesale suppliers stopped doing business with us in connection with the departure of our old sales and management team for our wholesale business. As a result, we have been actively disposing of our remaining inventory of such suppliers' products, including products that we have decided not to sell in the future. As a result, we recorded a loss of approximately $1 million. As a result, our gross margin became negative.

During the year ended March 31, 2014, we planted and grew Ginkgo trees based on our best estimate as to future market demands. Due to the prolonged life cycle, we were unable to harvest those herbs in the year ended March 31, 2014. We expect to continue planting Ginkgo trees and other herbs in the near future based on our best estimation of the market. Revenue from the herbs will be generated when they are harvested.

Selling and Marketing Expenses

Selling and marketing expenses increased by $1,471,787, or 12.0%, during the year ended March 31, 2014, as compared to the previous fiscal year. Such expenses as a percentage of our revenue increased to 20.7% from 13.7% for the same period a year ago, primarily due to promotional activities and advertising related to Jiuzhou Pharmacy's ten-year anniversary. To commemorate our pharmacy's ten-year anniversary and to foster our members' loyalty, we rewarded them with complimentary gifts starting in the second quarter of the year ended March 31, 2014, at a cost of approximately $4,637,276. In contrast, promotional costs for the same period in the prior year were only approximately $579,466. During the year ended March 31, 2014, we closed 5 stores in Shanghai and charged the residual value of store improvements (such as immovable store decoration) into expense. By excluding promotional costs, which are one-time in nature, our regular selling and marketing expenses decreased. As we have closed our non-performing stores in the past years and we don't plan to expand the retail business fast in the near further, we don't expect that our labor and rental costs will rise significantly in the coming year.

General and Administrative Expenses

General and administrative expenses decreased by $3,731,507, or 24.9%, during the year ended March 31, 2014, as compared to the previous fiscal year. Such expenses as a percentage of our revenue increased to 17.0% from 16.8% for the same period a year ago. During the year ended March 31, 2013, we made a reserve of approximately $8.9 million for accounts receivable and advances to suppliers in our wholesale business. In contrast, we made an approximately $0.5 million additional reserve for advances to customers, an approximately $1.0 million reserve for accounts receivable, and an approximately $3.4 million bad debt expense for advances to customers during the year ended March 31, 2014. Excluding the effect of the reserve for accounts receivables and advance to suppliers, our general and administrative expenses increased by $0.2 million, which reflects modest inflation and stricter control over our administrative cost. Since shifting our wholesale strategy in third quarter of the year ended March 31, 2014, we have reduced both our wholesale staff and our administrative expenses. We also closed 5 stores during the year ended March 31, 2014, thereby eliminating their associated management expenses. We anticipate that general and administrative expenses will increase in the future.

Impairment of Long-lived Assets

We recorded an impairment of long-lived assets of $4,995,012 for the year ended March 31, 2014. Such impairment was made after we estimated that the implied fair value of long-lived assets was lower than the carrying value. Accordingly, we fully impaired licenses and permits in the amount of $1,126,981, impaired prepayment of lease use right in the amount of $2,481,792, impaired land and road improvement in the amount of $905,468, and impaired leasehold improvements and immovable fixed assets in the amount of $480,771 in the year ended March 31, 2014.

We recorded a goodwill impairment charge of $1,473,606 in the year ended March 31, 2013, which was previously recognized in connection with the acquisitions of Jiuxin Medicine and Shanghai Zhongxing. Such impairment was made during the year ended March 31, 2013 after we estimated the fair value of each of these businesses and determined that the implied fair value was lower than the carrying value.  Accordingly, we fully impaired goodwill by writing off goodwill of $1,403,933 for Jiuxin Medicine and $69,673 for Shanghai Zhongxing during the year ended March 31, 2013.

Impairment of Agricultural Inventory

We recorded an impairment of agricultural inventory of $820,637 for the year ended March 31, 2014. Such impairment was made after we estimated that the implied fair value of the Ginkgo trees planted in Qianhong Agriculture's farmland was lower than the carrying value. Accordingly, we impaired agricultural inventory in the amount of $820,637 during the year ended March 31, 2014.

Loss from Operations

Loss from operations increased by $6,647,787 during the year ended March 31, 2014, as compared to the previous fiscal year, resulting in an operating loss of $19,230,142 for the year ended March 31, 2014, as compared to an operating loss of $12,582,355 for the fiscal year ended March 31, 2013.  Operating margin for the fiscal years ended March 31, 2014 and 2013 was (29.1)% and (14.1)%, respectively.

Income Taxes

Income tax expense decreased by $308,932 during the year ended March 31, 2014, as compared to the previous fiscal year, as a result of our operating loss and an income tax waiver granted to Qianhong Agriculture.

Net Loss

For the fiscal year ended March 31, 2014, we recorded a net loss of $25,356,170, generally caused by the promotional events surrounding our ten-year anniversary for our retail business and by the transition of our new sales and management team for our wholesale business. As discussed in the section titled "Gross Profit", we have discounted sales for those products that the new sales team has chosen to discontinue. Hence, our gross profit dropped $8,907,507 during the year ended March 31, 2014. Included in net loss are bad debt allowances of $3,743,716, accounts receivables write-off for $644,049, advances to suppliers write-off for $456,089, inventory reserves and write-off for $1,776,067, inventory impairment for herb farming for $820,637, intangible assets impairment loss of $1,126,981, prepayment of lease use right impairment loss of $2,481,792, land and road improvement impairment loss of $905,468, and a charge to expenses of $480,771 in leasehold improvement impairment and $145,040 for our closed stores.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of June 27, 2014, the Company had 49 retail pharmacies in Hangzhou. The Company's wholesale subsidiary not only supplies its retail stores, but also distributes drug and other healthcare products to other drugstores and drug vendors.

Forward Looking Statement

Statements in this press release regarding the Company that are not historical facts are forward-looking statements and are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Any such forward-looking statements, including, but not limited to, financial guidance, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," "anticipate," the negatives thereof, or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. It is routine for the Company's internal projections and expectations to change as the quarter and year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of numerous factors, including the risks associated with the effect of changing economic conditions in the People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements. The Company also routinely posts important information on its corporate websites, which readers can access at www.jiuzhou-drugstore.com (Chinese) and www.chinajojodrugstores.com (English).

Contact:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com

See Accompanying Tables

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	March 31, 2014	March 31, 2013

A S S E T S

CURRENT ASSETS
Cash	$4,445,276	$4,524,094
Restricted cash	3,114,543	2,162,837
Trade accounts receivables, net	6,734,536	12,978,808
Inventories, net	8,419,132	8,586,999
Other receivables, net	149,546	157,849
Advances to suppliers, net	4,577,194	15,523,034
Other current assets	1,663,102	1,221,499
Total current assets	29,103,329	45,155,120

PROPERTY AND EQUIPMENT, NET	9,412,688	13,288,652

OTHER ASSETS
Long term deposits	2,786,437	2,760,665
Other noncurrent assets	3,036,930	5,431,326
Intangible assets, net	1,569,443	1,202,258
Total other assets	7,392,810	9,394,249

Total assets	$45,908,827	$67,838,021

L I A B I L I T I E S A N D E Q U I T Y

CURRENT LIABILITIES
Short-term bank loan	$162,300	$-
Notes payable	7,820,718	7,186,453
Accounts payable, trade	14,554,726	13,780,211
Other payables	1,282,211	1,327,454
Other payables - related parties	2,384,294	1,224,417
Loan from third parties	294,042	-
Customer deposits	3,185,885	4,828,293
Taxes payable	373,501	371,633
Accrued liabilities	1,208,242	956,342
Total current liabilities	31,265,919	29,674,803

Purchase option and warrant liability	278,916	15,609
Total liabilities	31,544,835	29,690,412

COMMITMENTS AND CONTINGENCIES

EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of March 31, 2014 and 2013	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 14,416,022 and 13,609,002 shares issued and outstanding as of March 31, 2014 and 2013	14,416	13,609
Additional paid-in capital	17,355,555	16,609,747
Statutory reserves	1,309,109	1,309,109
Retained earnings (deficit)	(8,260,767)	17,095,369
Accumulated other comprehensive income	3,905,136	3,121,654
Total stockholders' equity	14,323,449	38,149,488

Noncontrolling interests	40,543	(1,879)
Total equity	14,363,992	38,147,609

Total liabilities and equity	$45,908,827	$67,838,021

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	For the years ended March 31,
	2014	2013
REVENUES, NET	$66,154,587	$89,495,546

COST OF GOODS SOLD	60,427,101	74,860,553

GROSS PROFIT	5,727,486	14,634,993

SELLING EXPENSES	13,688,771	12,216,984
GENERAL AND ADMINISTRATIVE EXPENSES	11,268,857	15,000,364
TOTAL OPERATING EXPENSES	24,957,628	27,217,348

LOSS FROM OPERATIONS	(19,230,142)	(12,582,355)

OTHER (EXPENSE) INCOME, NET	(8,412)	56,428
IMPAIRMENT OF GOODWILL	-	(1,473,606)
IMPAIRMENT OF LONG-LIVED ASSETS	(4,995,012)	-
IMPAIRMENT OF AGRICULTURAL INVENTORY	(820,637)	-
CHANGE IN FAIR VALUE OF PURCHASE OPTION AND WARRANT LIABILITY	(257,097)	18,810

LOSS BEFORE INCOME TAXES	(25,311,300)	(13,980,723)

PROVISION FOR INCOME TAXES	44,870	353,802

NET LOSS	(25,356,170)	(14,334,525)

ADD: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	34	794

NET LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	$(25,356,136)	$(14,333,731)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	784,184	374,081

COMPREHENSIVE LOSS	(24,571,986)	(13,960,444)

Less: Comprehensive loss attributable to noncontrolling interest	(668)	806

COMPREHENSIVE LOSS ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	$(24,572,654)	$(13,959,638)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic and diluted	13,880,190	13,580,731

LOSS PER SHARES:
Basic and diluted	$(1.83)	$(1.06)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

						Accumulated
	Common Stock		Additional	Retained Earnings		other
	Number of		Paid-in	Statutory		comprehensive	Noncontrolling
	shares	Amount	capital	reserves	Unrestricted	income/(loss)	interest	Total
BALANCE, April 1, 2012	13,589,621	$13,589	$16,853,039	$1,309,109	$31,429,100	$2,747,561	$(1,073)	$52,351,325

Closing of VIE Jiuying Pharmacy			(406,546)					(406,546)
Stock based compensation	19,381	20	163,254					163,274
Net loss					(14,333,731)		(794)	(14,334,525)
Foreign currency translation gain (loss)						374,093	(12)	374,081
BALANCE, March 31, 2013	13,609,002	$13,609	$16,609,747	$1,309,109	$17,095,369	$3,121,654	$(1,879)	$38,147,609

Stock based compensation	807,020	807	746,621					747,428
Net loss					(25,356,136)		(34)	(25,356,170)
Start-up of Shouantang Health							39,837	39,837
Closing of Shanghai Zhongxin			(813)				1,917	1,104
Foreign currency translation gain (loss)						783,482	702	784,184
BALANCE, March 31, 2014	14,416,022	$14,416	$17,355,555	$1,309,109	$(8,260,767)	$3,905,136	$40,543	$14,363,992

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the twelve months ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,356,170)	$(14,334,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Bad debt write-off and provision - trade accounts receivables, advance to suppliers and other receivables	4,387,765	8,184,909
Depreciation and amortization	3,234,169	2,764,144
Inventory reserve and write-off	1,776,067	-
Agricultural inventory impairment	820,637	-
Impairment of goodwill	-	1,473,606
Impairment of leasehold improvement	480,771	-
Impairment of intangible - license and permit	1,126,981	-
Impairment of prepayment of lease use right	2,481,792	-
Impairment of land and road improvement	905,468	-
Leasehold improvement write-off	145,040	2,269,288
Stock compensation	748,907	163,274
Change in fair value of purchase option derivative liability and warrant liability	263,307	(18,810)
Change in operating assets:
Trade accounts receivables	5,211,707	(1,045,689)
Inventories	(2,272,013)	(1,646,583)
Other receivables	289,545	(503,613)
Advances to suppliers	7,863,565	(3,584,443)
Other current assets	(420,126)	1,646,935
Long term deposits	24,499	134,493
Other noncurrent assets	16,026	390,869
Change in operating liabilities:
Accounts payable, trade	524,778	(239,313)
Other payables and accrued liabilities	169,752	665,735
Customer deposits	(1,733,448)	3,467,706
Taxes payable	(4,903)	(101,323)
Net cash provided by (used in) operating activities	684,116	(313,340)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of equipment	(322,624)	(415,152)
Acquisition of land use right	(1,585,139)	-
Additions to leasehold improvements	(205,278)	(1,989,207)
Net cash used in investing activities	(2,113,041)	(2,404,359)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term bank loan	162,600	-
Proceeds from third parties loan	294,586	-
Change in restricted cash	(914,044)	675,380
Proceeds from notes payable	8,209,154	7,150,386
Repayments of notes payable	(7,704,703)	(4,222,240)
Proceeds from other payables-related parties	1,159,909	68,836
Payment to other payables-related parties	-	(303,240)
Net cash provided by financing activities	1,207,502	3,369,122

EFFECT OF EXCHANGE RATE ON CASH	142,605	39,455

INCREASE (DECREASE) IN CASH	(78,818)	690,878

CASH, beginning of year	4,524,094	3,833,216

CASH, end of year	$4,445,276	$4,524,094

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$8,764	$-
Cash paid for income taxes	$39,754	$70,725
Transfer from construction-in-progress to leasehold improvement	$111,890	$2,707,183
Goods receipts against accounts receivables and offset	$5,394,919	$-